Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, $0.0002 par value, of Gilla Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto.  In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Date:  March 3, 2015

By:	/s/ J. Graham Simmonds
J. Graham Simmonds

WOODHAM GROUP INC.

By:	/s/ J. Graham Simmonds
J. Graham Simmonds
Director

GRAYSIM FAMILY TRUST

By:	/s/ Michael Connell
Michael Connell, Trustee